EXHIBIT 99

                                            Unocal
                                            2141 Rosecrans Avenue, Suite 4000
                                            El Segundo, California 90245

                                            [UNOCAL LOGO]

                                            NEWS RELEASE

                                            Contact:   Barry Lane (Media)
                                                       310-726-7731
                                                       Robert Wright (Investors)
                                                       310-726-7665





    Unocal unit, Indonesia's PLN, reach agreement on Sarulla geothermal sale

El Segundo, Calif., July 14, 2003 - Unocal Corporation (NYSE: UCL) today said that its Unocal North Sumatra Geothermal, Ltd., subsidiary (UNSG) has reached agreement to sell its rights and interests in the Sarulla geothermal project on the Island of Sumatra, Indonesia, to PLN, the Indonesian state electricity company.

Under the heads of agreement, PLN would acquire Unocal North Sumatra's interest in the Joint Operation Contract (JOC) with Pertamina and Energy Sales Contract
(ESC) with PLN.

The anticipated purchase price is US$60 million. The transaction is expected to close in September 2003. Unocal expects to record a gain on the transaction in the third quarter 2003.

The JOC and ESC for the Sarulla project in North Sumatra were signed in 1993. Since then, the company has conducted extensive exploration activities, including drilling 13 wells in three separate prospects. In 1995, the first commercial geothermal resources were discovered in Silangkitang.

In 1998, the project was postponed through a presidential decree due to the economic crisis in Indonesia. The presidential decree was later revoked.

Unocal had hoped to help meet the power needs of North Sumatra and has been negotiating with PLN for a long-term contract solution. After several months of negotiations, the parties determined that Unocal's legal, technical, and commercial requirements to invest further in the project could not be satisfied. PLN's proposal to purchase the contracts from UNSG became a preferred option for settling the contract issues.

This news release contains certain forward-looking statements about expected business transactions and potential revenues. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of factors discussed in Unocal's 2002 Annual Report on Form 10-K (SEC File No. 1-8483) and other reports filed with the U.S. Securities and Exchange Commission. Unocal undertakes no obligation to update the information in this news release.

Copies of the Unocal's SEC filings are available from the company by calling 800-252-2233. The reports are also available on the Unocal web site, www.unocal.com. You can also obtain this form from the SEC by calling 800-SEC-0330.